EXHIBIT 99.1


              GERON ANNOUNCES $9 MILLION IN PRIVATE FINANCING


 MENLO PARK, CA - March 10, 2000 - Geron Corporation (Nasdaq: GERN) announced today that it has sold $9 million in common stock and warrants in a private placement to a high net worth individual investor. The common stock and stock underlying the warrants will not be registered for resale and are subject to a two-year prohibition on sale.

 The sale of securities was structured in two tranches. The first tranche consisted of common stock priced approximately at market and warrants priced at a premium to market; the second tranche, approximately 30% of the stock and warrants, was priced at a discount to market.

 The funding will be primarily directed to the development of products for human therapeutic and cosmeceutical applications for treating skin disorders, including burns, wounds, ulcers, sun damage and other age-related conditions. This skin program incorporates Geron's three patented core technology platforms of telomerase, human pluripotent stem cells and nuclear transfer.

 "This investor is a substantial current Geron shareholder," said David L. Greenwood, Geron's chief financial officer. "We are pleased with his decision to significantly increase his investment in the company. This earmarked funding will allow us to accelerate progress in our skin program."

 Geron is a biopharmaceutical company focused on discovering, developing and commercializing therapeutic and diagnostic products for applications in oncology, drug discovery and regenerative medicine. Geron's product development programs are based upon three patented core technologies: telomerase, human pluripotent stem cells and nuclear transfer.

 Contact:  Company
           David L. Greenwood
           Chief Financial Officer
           Geron Corporation
           650-473-7700

           Investor Inquiries
           Dennis Schwartz
           Burns McClellan
           212-213-0006